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STAR GAS PARTNERS, L.P.

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News Announcement

CONTACT:

Star Gas Partners Investor Relations 203/328-7310	Robert Rinderman, Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS ANNOUNCES AGREEMENT TO AMEND

EXISTING KESTREL AGREEMENT

- Postpones Special Meeting to March 24, 2006 -

STAMFORD, CT (March 9, 2006)—Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a home energy distributor and services provider specializing in heating oil, announced today that it had entered into a binding letter agreement with Kestrel Energy Partners, LLC (“Kestrel”) to amend the existing agreement with Kestrel and its affiliates for the strategic recapitalization of the Partnership.

As previously announced earlier today, the Partnership received a revised proposal from Kestrel providing for certain amendments to the original Kestrel Unit Purchase Agreement, entered into on December 5, 2005. The revised Kestrel proposal contained in the letter agreement includes an increased equity investment by Kestrel to $16.875 million of new equity capital in which Kestrel will purchase 7.5 million common units at a price of $2.25 per common unit, and an increased $39.375 million rights offering to Star’s holders of common units at a price of $2.25 per common unit. The amendments to the existing Kestrel Unit Purchase Agreement set forth in the letter agreement result in the aggregate issuance of 25 million new common units (exclusive of new common units to be issued to noteholders in the notes for units exchange and new common units to be issued to existing holders of Star’s senior subordinated and junior subordinated units) and cash to the Partnership of $56.25 million. No other changes will be made to the terms of the original Unit Purchase Agreement in the amendment to the Unit Purchase Agreement contemplated by the letter agreement, which the Partnership and Kestrel expect to enter into shortly.

The Partnership had also received an alternate proposal from Kestrel, which provided for increased consideration above the terms of the letter agreement but also contained a provision which eliminated the “fiduciary out” provision of the existing agreement with Kestrel. After reviewing the alternate proposal, and upon the advice of its legal and financial advisors, the board of Star’s general partner (the “Board”) rejected the alternate proposal. The Board is not prepared, under the current circumstances, to forego the opportunity to consider alternative proposals which may provide additional value to the Partnership and its unitholders. The terms of the alternative proposal were contained in the Partnership’s press release issued earlier today.

The Board is still in the process of reviewing the revised Soros Group proposal in light of the revised Kestrel transaction, and has not yet made a determination whether the revised Soros Group proposal is a “Superior Proposal” under the terms of the Kestrel agreement. The terms of the revised Soros Group proposal were set forth in the Partnership’s press release issued earlier this week, on March 6, 2006.

The special meeting of unitholders to vote on the Kestrel recapitalization which had been scheduled for March 17, 2006 has been postponed until Friday, March 24, 2006, and additional information regarding the postponed special meeting will be forwarded to unitholders shortly. At this time, the Board continues to recommend that unitholders vote in favor of the amended Kestrel transaction.

The Board has also announced that it has set the close of business on Tuesday, March 28, 2006, as the record date for the rights offering in the Kestrel recapitalization transaction.

Under the terms of the Kestrel Unit Purchase Agreement, the record date for the rights offering must be after the date of the special meeting, and accordingly, in view of the April 30, 2006 termination date in the Kestrel agreement and the agreements with Star’s senior noteholders, the Partnership will not be able to adjourn the special meeting past Tuesday, March 28, 2006, absent a waiver of such provision by Kestrel.

The original Kestrel Unit Purchase Agreement provided for, among other things: the receipt by the Partnership of $50 million in new equity financing through the issuance to Kestrel of 7,500,000 common units at $2.00 per unit for an aggregate of $15 million and the issuance of an additional 17,500,000 common units in a rights offering to Star’s common unitholders at an exercise price of $2.00 per unit for an aggregate of $35 million. Pursuant to both the original and amended Kestrel transactions, the rights are non-transferable, and Kestrel has agreed to buy any common units not subscribed for in the rights offering. Pursuant to both the original and amended Kestrel transactions, Kestrel Heat, LLC, a wholly owned subsidiary of Kestrel, would become the new general partner of the Partnership.

As previously announced on December 5, 2005, the Partnership has entered into agreements with Kestrel and holders of approximately 94% in principal amount of its senior notes.

The agreements relating to the existing Kestrel transaction can be found as exhibits to the Partnership’s Form 8-K, filed on December 5, 2005. The Partnership has also filed proxy material relating to the existing Kestrel transaction on January 24, 2006 and a supplement to the proxy statement relating to the original Soros Group proposal on March 1, 2006.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization; the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no

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obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.

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